UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2018

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 8.01	Other Events.

Inpixon, a Nevada corporation (the “Company”) desires to clarify that the lock-up period described in that certain notice issued by Bloomberg Automation (the “Bloomberg Notice”) on April 1, 2018 applies to an aggregate of approximately 9,000 shares of the Company’s common stock (after the effect of the Reverse Split as defined below), warrants and/or options to purchase approximately 4,052 shares of the Company’s common stock (after the effect of the Reverse Split as defined below) then owned by certain officers and directors of the Company (the “Management”) and any other shares of common stock that may be acquired and beneficially owned by Management during the lock-up period (the “Management Equity”) and did not apply to the equity securities issued in the offering of the Company’s common stock and warrants to purchase shares of common stock completed on January 8, 2018 (the “Offering”). While Management was subject to a 90 day lock-up period with respect to any Management Equity in connection with the Offering, such period was later extended to August of 2018 in connection with the closing of a subsequent offering of the Company’s securities consummated on February 20, 2018. In addition, the Company also desires to clarify that the reference in the Bloomberg Notice to the issuance of 18 million shares of common stock in the Offering and the price per share at which such shares were offered did not take into account the 1 for 30 reverse stock split implemented by the Company on February 6, 2018 (the “Reverse Split”). After taking into account the Reverse Split, the Company issued approximately 599,812 shares of common stock at a price of $5.31 per share in the Offering.

The Company has requested that a corrective notice be issued to clarify the statements described in the Bloomberg Notice.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPIXON

Date: April 4, 2018	By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

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